Exhibit 99.1

FOR IMMEDIATE RELEASE: APRIL 20, 2006

LEGGETT REPORTS FIRST QUARTER EPS OF $.33

Carthage, MO, April 20 —

•	Restructuring / consolidation efforts well ahead of the original (Sept. 2005) schedule.

•	Record quarterly sales of $1.38 billion, a 5.9% increase over 1Q 2005.

•	First quarter EPS of $.33 (includes $.04 of restructuring-related costs).

•	2006 guidance unchanged: EPS of $1.50-$1.75, on sales growth of about 5%.

•	2Q 2006 guidance: EPS of $.39-$.44, (includes $.03 of restructuring-related costs).

Fortune 500 diversified manufacturer Leggett & Platt reported earnings of $.33 per diluted share for the first quarter, at the upper end of the 28-33 cent guidance range issued on January 26. First quarter earnings include 4 cents per share for restructuring-related expenses. Per share earnings in the first quarter of 2005 were $.37, and included 1 cent per share for restructuring-related expenses.

Record quarterly sales of $1.38 billion were 5.9% higher than in the first quarter 2005, as a result of recent acquisitions. Same location sales increased about 1%. Acquisitions increased sales by about 6%, but were partially offset by a 1% decline in sales due to restructuring activity.

2006: On Track

Chairman and CEO Felix E. Wright commented, “On a variety of fronts, we are making the advances we expected to make, enabling us to post first quarter earnings at the upper end of our guidance. We are achieving solid progress on our restructuring initiative, and expect the project to be substantially complete by the end of the second quarter.

“We set a new record for first-quarter sales, and EPS was at the upper end of our expectations. Cash flow remains strong, with cash from operations at $148 million for the quarter, a 63% improvement over last year due to our ongoing working capital initiatives. We continue to use cash to fund internal growth, make acquisitions, buy our stock, and pay dividends to shareholders. Our first quarter dividend was 7% higher than in 2005, extending Leggett’s string of consecutive annual dividend increases to 35 years.

“We remain optimistic about 2006, and expect to post record sales and earnings. Sales should grow about 5%, and we project a 15% - 35% increase in full year earnings per share.”

Two Recent Acquisitions

The company has completed two acquisitions so far this year. Both are in the Residential Furnishings segment, and together should contribute about $53 million in annual revenues.

The largest, a producer of rubber carpet cushioning, has annual sales of about $47 million. This transaction was completed in early April and should significantly enhance Leggett’s position in the industry. Leggett is the largest provider of carpet underlay in North America, and the only manufacturer of all major types of carpet cushioning material. In total, carpet underlay represents approximately 6% of Leggett’s revenues.

In mid-March, Leggett acquired a distributor of geotextiles (synthetic fabrics used in drainage protection, ground stabilization, erosion and weed control) with annual sales of approximately $6 million. This transaction complements last year’s acquisitions by expanding the company’s presence in geotextiles to the West Coast. With this acquisition, Leggett’s annual volume in the highly fragmented market should exceed $100 million.

Significant Restructuring Progress

Last fall Leggett identified 36 operations for closure or consolidation; that activity is expected to be substantially complete by mid-year. Restructuring-related costs should total approximately $75 million ($55 million in 2005; $20 million expected in 2006). These cost estimates do not incorporate potential benefits from the sale of buildings, real estate, or equipment. Once completed, the ongoing annual EBIT benefit from this activity is expected to be about $30-35 million.

Leverage

In September, 2004, Leggett announced its intent to increase leverage (i.e. net debt as a percent of net capitalization) toward the company’s long-standing target range of 30%-40% while maintaining its decade-long “single A” credit rating. Net debt to net capital has increased from 21.9% at year-end 2004 to 26.8% as of March 31, 2006. Following the early April acquisition, net debt to net capital was about 28%.

Stock Repurchase

In 2005, Leggett used $227 million to purchase 10.3 million shares of its stock. The cost, on average, was about $23 per share. Shares outstanding declined by 8.3 million shares, or 4.3%, to 182.6 million shares at year end. During the first quarter the company purchased an additional 0.9 million shares, but issued 0.6 million shares through benefit plans; shares outstanding declined to 182.3 million.

2006 Outlook Unchanged: $1.50-$1.75 EPS

The company’s outlook for 2006 has not changed. Earnings growth in 2006 should be primarily influenced by three factors: the level of cost structure improvement (from restructuring efforts), sales growth, and Leggett’s ability to recover potential raw material cost increases. For planning purposes, the company is assuming 2006 total sales growth of about 5%. Same location sales growth is expected to be modest, with unit volume and market share gains partially offset by changes in product mix and some isolated price deflation. Acquisitions are expected to contribute about 5% to sales growth, but will be partially offset by a $90 million, or 2%, decline in revenue due to the company’s restructuring and divestiture activity.

In 2006, the company expects margin improvement in four of its five segments. The gains should come primarily from operational improvements and lower restructuring costs. In addition, restructuring and consolidation activity is expected to eventually increase annual earnings by $.10-.12 per share, with at least half of that benefit realized during 2006. In the Industrial Materials segment, margin is expected to decline, largely due to lower selling prices and a lower steel scrap-to-rod price spread. Together, the anticipated sales growth and margin improvements are projected to result in full year 2006 earnings of $1.50-$1.75 per share, a 15% - 35% improvement over 2005.

For the second quarter, Leggett anticipates trade sales of $1.38-1.43 billion, a sequential improvement of $0-50 million over first quarter (equal to about 7% sales growth versus 2Q 2005). Restructuring costs for 2Q are estimated at about 3 cents per share. Based on these assumptions, the company anticipates earnings of $.39-$.44 per share for the second quarter.

SEGMENT RESULTS – First Quarter 2006 (versus 1Q 2005)

Residential Furnishings – Total sales increased $53 million, or 8%, with acquisitions (net of divestitures) contributing $43 million of the increase, and restructuring activity eliminating $14 million in revenue. Same location sales increased 3%. EBIT (earnings before interest and income taxes) increased $1.8 million, or 3%. Higher restructuring-related costs ($8.7 million in 2006 vs. $3.7 million in 2005) were more than offset by increased sales and restructuring-related operational improvements.

Commercial Fixturing and Components – Total sales increased $2 million, or almost 1%, with one-half of the growth attributable to acquisitions. EBIT declined $2.3 million, or 18%; restructuring-related costs (of $1.0 million) were the largest single factor affecting earnings.

Aluminum Products – Total sales increased $6 million, or 5%. There have been no acquisitions within the last 12 months. EBIT increased $1.7 million, or 14%, as gains from higher sales and operational improvements were partially offset by higher energy expenses and start up costs (as anticipated) at the new die-casting facility in Auburn, Alabama.

Industrial Materials – Total sales decreased $29 million, or 13%, due to unit volume and price declines. There have been no acquisitions within the last 12 months. EBIT declined $14.8 million, or 46%, as a result of lower revenue, billet welder start-up costs, increased energy and transportation costs, and restructuring-related costs (of $0.5 million).

Specialized Products – Total sales increased $23 million, or 14%. Acquisitions (net of divestitures) contributed $37 million to sales, but were partially offset by a 4% decline in same location sales. EBIT declined $3.7 million, or 39%, in part due to reduced organic sales, currency exchange rates, and restructuring-related costs (of $1.0 million).

Conference Call

Management will discuss these results in a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on April 21. The webcast can be accessed (live or replay) from the Investor Relations section of Leggett’s website at www.leggett.com. The dial-in number is (706) 634-7235; id #7043610. Second quarter results will be released after the market closes on July 20, 2006, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 123-year-old firm is composed of 29 business units, 33,000 employee-partners, and more than 300 facilities located in over 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) non-automotive aluminum die castings; e) drawn steel wire; f) automotive seat support and lumbar systems; g) carpet underlay; h) adjustable beds; and i) bedding industry machinery for wire forming, sewing and quilting. Primary raw materials include steel and aluminum. Main operations include metal stamping, forming, casting, machining, coating, welding, wire drawing, and assembly.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Director

LEGGETT & PLATT	Page 5 of 6	April 20, 2006

RESULTS OF OPERATIONS	FIRST QUARTER
(in millions, except per share data.)	2006	2005	Change
Net sales	$1,377.7	$1,301.3	5.9%
Cost of goods sold	1,137.6	1,068.9

Gross profit	240.1	232.4
Selling & administrative expenses	123.8	112.6	10%
Other deductions, net of income	12.6	2.5

Earnings before interest and taxes	103.7	117.3	(12)%
Interest expense	12.9	11.6
Interest income	1.5	2.0

Earnings before income taxes	92.3	107.7
Income taxes	30.2	34.9

Net earnings	$62.1	$72.8	(15)%

Earnings per share
Basic	$0.33	$0.37
Diluted	$0.33	$0.37	(11)%
Shares outstanding
Common stock (at end of period)	182.3	190.0
Basic (average for period)	187.4	195.2
Diluted (average for period)	188.2	196.5

CASH FLOW	FIRST QUARTER
(in millions.)	2006	2005	Change
Net Earnings	$62.1	$72.8
Depreciation and Amortization	43.2	43.4
Working Capital decrease (increase)	25.3	(37.7)
Other operating activity	17.1	12.2

Net Cash from Operating Activity	$147.7	$90.7	63%
Additions to PP&E	(33.9)	(32.2)	5%
Purchase of companies, net of cash	(5.6)	(6.4)
Dividends paid	(29.5)	(28.8)
Repurchase of Common Stock, net	(19.1)	(41.1)
Additions (payments) to Debt, net	4.1	(335.3)
Other	1.7	4.8

Increase (Decr.) in Cash & Equiv.	$65.4	$(348.3)

EBITDA *	$146.9	$160.7	(9)%

FINANCIAL POSITION	March 31
(in millions.)	2006	2005	Change
Cash and equivalents	$130.3	$143.0
Receivables	867.5	831.6	4%
Inventories	771.6	761.4	1%
Other current assets	93.3	67.1

Total current assets	1,862.7	1,803.1
Net fixed assets	962.7	948.0	2%
Other assets	1,322.6	1,171.7	13%

TOTAL ASSETS	$4,148.0	$3,922.8

Trade accounts payable	$283.1	$266.1	6%
Current debt maturities	98.7	47.5
Other current liabilities	422.0	361.3	17%

Total current liabilities	803.8	674.9	19%
Long term debt	920.9	776.4	19%
Deferred taxes and other liabilities	144.1	146.8
Shareholders’ equity	2,279.2	2,324.7	(2)%

Total Capitalization	3,344.2	3,247.9

TOTAL LIABILITIES & EQUITY	$4,148.0	$3,922.8

Modified Working Capital / Sales **	18.6%	19.8%
Net Debt to Net Capital ***	26.8%	21.6%

*	Earnings Before Interest, Taxes, Depreciation and Amortization.
**	Modified Working Capital = Working Capital - Cash & Equivalents + Current Debt Maturities. Sales are annualized quarterly sales.
***	Net Debt = Long Term Debt + Current Debt Maturities - Cash & Equivalents. Net Capital = Total Capitalization + Current Debt Maturities - Cash & Equivalents. These adjustments enable meaningful comparison to historical periods.

LEGGETT & PLATT	Page 6 of 6	April 20, 2006

SEGMENT RESULTS **	FIRST QUARTER
(in millions.)	2006	2005	Change
External Sales
Residential Furnishings	$693.3	$640.5	8.2%
Commercial Fixturing & Components	246.6	243.7	1.2%
Aluminum Products	144.3	137.3	5.1%
Industrial Materials	124.3	136.2	(8.7)%
Specialized Products	169.2	143.6	17.8%

Total	$1,377.7	$1,301.3	5.9%

Inter-Segment Sales
Residential Furnishings	$6.3	$5.8
Commercial Fixturing & Components	3.6	4.7
Aluminum Products	3.4	3.9
Industrial Materials	72.3	89.6
Specialized Products	12.4	15.4

Total	$98.0	$119.4

Total Sales
Residential Furnishings	$699.6	$646.3	8.2%
Commercial Fixturing & Components	250.2	248.4	0.7%
Aluminum Products	147.7	141.2	4.6%
Industrial Materials	196.6	225.8	(12.9)%
Specialized Products	181.6	159.0	14.2%

Total	$1,475.7	$1,420.7	3.9%

EBIT
Residential Furnishings	$57.5	$55.7	3%
Commercial Fixturing & Components	10.7	13.0	(18)%
Aluminum Products	13.6	11.9	14%
Industrial Materials	17.2	32.0	(46)%
Specialized Products	5.8	9.5	(39)%
Intersegment eliminations	(1.1)	(4.8)
Change in LIFO reserve	0.0	0.0

Total	$103.7	$117.3	(12)%

EBIT Margin *			Basis Pts
Residential Furnishings	8.2%	8.6%	(40)
Commercial Fixturing & Components	4.3%	5.2%	(90)
Aluminum Products	9.2%	8.4%	80
Industrial Materials	8.7%	14.2%	(550)
Specialized Products	3.2%	6.0%	(280)

Overall	7.5%	9.0%	(150)

*	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.

LAST SIX QUARTERS	2004 4Q	2005				2006 1Q
		1Q	2Q	3Q	4Q
Selected Figures
Trade Sales ($ million)	1,282	1,301	1,310	1,349	1,340	1,378
Sales Growth (vs. prior year)	12.4%	9.6%	2.5%	0.8%	4.5%	5.9%
EBIT ($ million)	101.1	117.3	127.7	87.6	63.6	103.7
EBIT Margin	7.9%	9.0%	9.7%	6.5%	4.7%	7.5%
Net Earnings ($ million)	65.6	72.8	79.2	54.0	45.3	62.1
Net Margin	5.1%	5.6%	6.0%	4.0%	3.4%	4.5%
EPS (diluted)	$0.33	$0.37	$0.41	$0.28	$0.24	$0.33
EBITDA ($ million)	144	161	167	132	108	147
Cash from Operations ($ million)	103	91	67	147	143	148
Net Debt to Net Capital	22%	22%	24%	23%	29%	27%

Same Location Sales (vs. prior year) **	4Q	1Q	2Q	3Q	4Q	1Q
Residential Furnishings	8.7%	7.4%	1.9%	0.1%	4.0%	3.0%
Commercial Fixturing & Components	5.1%	8.9%	4.8%	7.2%	(1.0)%	0.4%
Aluminum Products	7.7%	3.8%	5.4%	(2.6)%	0.0%	4.6%
Industrial Materials	37.9%	32.0%	1.5%	(7.7)%	(6.6)%	(12.9)%
Specialized Products	6.2%	1.8%	(3.0)%	(3.6)%	(7.0)%	(4.3)%
Company	10.7%	8.4%	1.7%	(0.5)%	(0.6)%	1.0%

**	Prior years’ results have been restated for the move of the Commercial Vehicle Products unit from the Commercial Fixturing & Components segment to the Specialized Products segment.